Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741- 8570

FOR IMMEDIATE RELEASE

MSA Announces Record Quarterly Sales and Strong Second Quarter Earnings

• Quarterly Sales Increase 24% to $295 million

• Net Income Increases 66% to $20 million

• EPS Increases to $0.53 per basic share

PITTSBURGH, July 28, 2011 – MSA (NYSE: MSA) today announced that net sales for the second quarter of 2011 were a record $295 million compared with $237 million for the second quarter of 2010, an increase of $58 million, or 24 percent. Net income attributable to MSA for the second quarter 2011 was $20 million, or 53 cents per basic share, an increase of $8 million, or 66 percent, compared with $12 million, or 33 cents per basic share, for the same period last year. Excluding after-tax restructuring charges of $1 million, net income attributable to MSA was a second quarter record of $21 million or $0.57 per basic share.

“We continued to see solid growth in our core product groups in both developed and emerging markets in the second quarter,” said William M. Lambert, MSA President and CEO. “Our performance in the second quarter provides evidence that reinforces our belief in our strategic direction,” he added.

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Second quarter sales in the company’s North American segment increased $21 million, or 18 percent, versus the same period of 2010. Organic sales increased $7 million, or 6 percent, while the company’s recent acquisition of General Monitors increased sales by $14 million in the quarter. Organic sales increased $2 million in both gas detection and fall protection products on higher shipments to core industrial markets. Shipments of ballistic helmets to the military were $6 million higher in the quarter. Partially offsetting these increases was a decline of $3 million in sales of self-contained breathing apparatus (SCBA) to the fire service market.

Sales in the company’s European segment increased $18 million, or 33 percent, when compared to the second quarter of 2010. Currency translation effects increased second quarter European segment sales, when stated in U.S. dollars, by $7 million, primarily related to a strengthening of the euro. Local currency organic sales increased $3 million while the acquisition of General Monitors increased sales by $8 million in the quarter. Local currency organic sales of gas detection products were up $5 million on higher product shipments to core industrial markets. This increase was partially offset by weakness in fire service markets and a decline in sales of ballistic helmets to military markets.

Sales in MSA’s International segment increased $18 million, or 28 percent, in the second quarter of 2011. On a local currency basis, sales increased $11 million reflecting strong product demand in Latin America and Asia, primarily in industrial markets across a broad group of product lines. Currency translation effects increased second quarter International segment sales, when stated in U.S. dollars, by $7 million, primarily related to a strengthening of the Australian dollar, Brazilian real, and South African rand.

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Net income in MSA’s North American segment increased $3 million in the second quarter of 2011 when compared to the same period of 2010. The North American segment income includes net income related to General Monitors, and higher organic sales and gross profits, partially offset by an increase in operating expenses associated with the previously discussed sales growth.

MSA’s European segment earned income of $2 million in the quarter, compared to a loss of $2 million in the second quarter of 2010. Local currency net income increased $4 million, including net income of General Monitors, higher organic sales and gross profit, and reduced operating expenses.

Net income in MSA’s International segment was $3 million higher in the second quarter of 2011. This increase was primarily related to higher sales in China and Latin America and improved gross profits across the segment. Currency translation effects increased current quarter International segment net income, when stated in U.S. dollars, by approximately $ 1 million.

“We remain committed to staying the course and executing our strategy,“ Mr. Lambert said. “I am confident that our strategy to grow core product revenues around the globe and develop new and innovative products that exceed customer expectations, while diligently

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managing operating and manufacturing costs, provides evidence that our strategy implementation is effective and creating a solid foundation for long-term success,” Mr. Lambert concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. MSA has annual sales of approximately $1 billion, manufacturing operations on six continents, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Net sales	$294,733	$237,173	$571,232	$449,607
Other income, net	1,159	15	1,955	1,320

	295,892	237,188	573,187	450,927

Costs and expenses
Cost of products sold	175,724	146,947	341,826	276,928
Selling, general and administrative	75,716	60,912	148,761	122,820
Research and development	9,440	8,282	19,983	16,018
Restructuring and other charges	2,027	2,618	5,114	9,427
Interest	3,788	1,685	7,225	3,225
Currency exchange (gains) losses	(111)	(1,477)	555	(3,635)

	266,584	218,967	523,464	424,783

Income before income taxes	29,308	18,221	49,723	26,144
Provision for income taxes	9,827	6,287	16,746	9,090

Net income	19,481	11,934	32,977	17,054
Net loss (income) attributable to noncontrolling interests	111	(107)	(76)	(321)

Net income attributable to Mine Safety Appliances Company	19,592	11,827	32,901	16,733

Earnings per share attributable to Mine Safety Appliances Company common shareholders
Basic	$0.53	$0.33	$0.90	$0.47

Diluted	$0.53	$0.32	$0.88	$0.46

Dividends per common share	$0.26	$0.25	$0.51	$0.49

Basic shares outstanding	36,217	35,839	36,191	35,768
Diluted shares outstanding	36,854	36,481	36,825	36,352

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	June 30, 2011	December 31, 2010

Current assets
Cash and cash equivalents	$63,776	$59,760
Trade receivables, net	215,227	198,551
Inventories	165,979	150,581
Other current assets	62,242	68,497

Total current assets	507,224	477,389

Property, net	159,382	156,789
Prepaid pension cost	127,069	121,631
Goodwill	267,803	263,089
Other non-current assets	190,317	178,290

Total	1,251,795	1,197,188

Current liabilities
Notes payable and current portion of long-term debt	$10,203	$10,163
Accounts payable	58,533	58,460
Other current liabilities	113,550	113,118

Total current liabilities	182,286	181,741

Long-term debt	382,076	367,094
Pensions and other employee benefits	134,024	126,479
Deferred tax liabilities	48,682	49,177
Other non-current liabilities	16,874	16,647
Equity	487,853	456,050

Total	1,251,795	1,197,188

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010

Net sales
North America	$137,691	$116,774	$268,607	$215,888
Europe	74,868	56,406	139,707	113,030
International	82,174	63,993	162,918	120,689

Total	294,733	237,173	571,232	449,607

Net income (loss)
North America	$16,111	$12,928	$25,934	$18,512
Europe	2,094	(2,498)	3,681	(5,763)
International	6,466	3,549	13,843	7,927
Reconciling	(5,079)	(2,152)	(10,557)	(3,943)

Total	19,592	11,827	32,901	16,733

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